Exhibit 99.1

NAUTILUS, INC. REPORTS RESULTS FOR THE THIRD QUARTER 2012

Net Income from Continuing Operations Improved to $1.2 Million

Third Quarter Gross Margin Improved 650 Basis Points to 48.7%

Third Quarter Direct Sales Increased 11%

VANCOUVER, WASHINGTON, November 5, 2012 - Nautilus, Inc. (NYSE: NLS) today reported its unaudited operating results for the third quarter ended September 30, 2012. Continuing the momentum established the first half of fiscal 2012, net sales for the third quarter 2012 totaled $38.1 million, an increase of 1.7% compared to net sales of $37.4 million for the same quarter in 2011.

Gross margin for the third quarter of 2012 improved 650 basis points to 48.7%, compared to 42.2% for the same quarter in 2011. The increase in gross margin was primarily due to sales of higher margin Direct products. Operating margin for the third quarter of 2012 improved 370 basis points to 1.8% versus a loss of 1.9% during the same period last year.

Income from continuing operations for the third quarter ended September 30, 2012 was $1.2 million, compared to $0.3 million for the same period last year. Income per diluted share from continuing operations for the third quarter of 2012 increased to $0.04, compared to $0.01 for the same quarter a year ago. The strong improvement in results from continuing operations primarily reflects improved gross margins and higher operating income from the Company's Direct business.

For the nine months ended September 30, 2012, income from continuing operations was $3.4 million, compared to loss from continuing operations of $0.8 million for the same period last year.  Income per diluted share from continuing operations for the first nine months of 2012 was $0.11, compared to loss per diluted share of $(0.03) for the same period a year ago.

Bruce M. Cazenave, Chief Executive Officer, stated, “We are pleased with the performance of our business in the third quarter and first nine months of this year, as we generated sales growth and significant improvements in net income compared to the same periods last year . Our results reflect the continued strength of our Direct business, which highlights the successful execution of a number of our key initiatives, including generating strong top line growth while delivering higher gross margins. As we previously disclosed, our Retail business was impacted by a shift in some of our retail partners' buying patterns, which accelerated revenue into the second quarter from the third quarter. Importantly, our Retail margins stabilized despite being adversely affected by the revenue shift and resulting lower volume absorption of fixed costs in the third quarter versus the same period last year. Our Retail segment continued to contribute positively to our overall profitability in the third quarter.”

The Company reported net income (including discontinued operation) of $1.0 million for the third quarter of 2012, compared to net loss of $0.1 million for the third quarter of 2011. Net income per diluted share for the third quarter of 2012 was $0.03, compared to breakeven for the same period last year. Net income for the 2012 third quarter included loss from discontinued operation of $ 0.3 million, or $(0.01) per diluted share, compared to loss from discontinued operation of $0.4 million, or $(0.01) per diluted share, for the same period last year.

Mr. Cazenave continued, “The momentum in our Direct business is encouraging, and the positioning of both the Retail and Direct businesses for more profitable growth in the future is advancing as planned. New products remain a top focus area for the company and we have a number of exciting products hitting the marketplace during the fall / winter season, including a new and unique DVD based exercise program, new and refreshed items for our Retail segment, and the marketing re-launch of our CoreBody Reformer. Our new product plans and restructured operating platform are key elements of our strategy to successfully grow revenues, leverage our operating expenses, and continue to improve our operating margins while expanding our product portfolio.”

For further information, see "Results of Operations Information" attached hereto.

Segment Results

Net sales for the Direct segment were $25.1 million in the third quarter of 2012, an increase of 10.9% over the comparable period last year, reflecting strong demand for the Company's cardio products. The higher sales were also partly driven by increased advertising effectiveness and higher U.S. consumer credit approval rates, which rose to 31% in the third quarter of 2012, up from 27% for the same period last year.

Operating income for the Direct segment improved to $1.9 million for the third quarter 2012, compared to $0.2 million for the third quarter 2011. This improvement reflects stronger sales as well as a 590 basis point improvement in Direct gross margin. Gross margin for the Direct business was 57.9% for the third quarter of 2012, compared to 52.0% in the third quarter of last year, reflecting successful execution of the Company's key initiative to improve product margins.

Net sales for the Retail segment were $11.4 million in the third quarter 2012, compared to $13.7 million in the third quarter last year. As previously disclosed, in the first half of 2012, the Company took certain steps to stabilize declining gross margins in its Retail business.  These steps included a price increase for the back half of 2012, which contributed to a 23% year-over-year increase in sales for the second quarter as some Retail customers accelerated a portion of their purchases into the second quarter compared to their typical buying patterns.

Operating income for the Retail segment was $0.8 million, compared to $1.3 million in the third quarter last year. Retail gross margin was 21.4% in the third quarter of 2012, compared to 21.6% in the same quarter of last year. Retail margins were adversely affected by less absorption of fixed costs due to the lower volumes in the quarter versus the same period last year.

For further information, see "Segment Information" attached hereto.

Balance Sheet

As of September 30, 2012, the Company had cash and cash equivalents of $15.2 million and no debt, compared to cash and cash equivalents of $17.4 million and $5.6 million of debt at year end 2011. Working capital was $17.9 million as of September 30, 2012, compared to $19.4 million at year end 2011; the decline in working capital was mainly the result of paying off the $5.6 million of debt during March of this year. Inventory as of September 30, 2012 was $16.9 million, compared to $11.6 million as of December 31, 2011 and $13.5 million same period last year. The Company believes it has adequate inventory to support current demand levels.

For further information, see "Balance Sheet Information" attached hereto.

 Conference Call
Nautilus will host a conference call to discuss the Company's operating results for the third quarter ended September 30, 2012 at 4:30 p.m. ET (1:30 p.m. PT) on Monday, November 5, 2012. The call will be broadcast live over the Internet hosted at http://www.nautilusinc.com/events and will be archived online within one hour after completion of the call. In addition, listeners may call (800) 406-5162 in North America and international listeners may call (303) 223-2690. Participants from the Company will include Bruce M. Cazenave, Chief Executive Officer, Linda Pearce, Chief Financial Officer, and William B. McMahon, Chief Operating Officer.
A telephonic playback will be available from 6:30 p.m. ET, November 5, 2012, through 6:30 p.m. ET, November 19, 2012. Participants can dial (800) 633-8284 in North America and international participants can dial (402) 977-9140 to hear the playback. The passcode for the playback is 21608608.
About Nautilus, Inc.
Headquartered in Vancouver, Washington, Nautilus, Inc. (NYSE: NLS) is a global fitness products company providing innovative, quality solutions to help people achieve a healthy lifestyle. With a brand portfolio including Nautilus®, Bowflex®, TreadClimber®, Schwinn®, Schwinn FitnessTM, Universal® and CoreBody Reformer™, Nautilus markets innovative fitness products through Direct and Retail channels. Websites: www.nautilusinc.com, www.bowflex.com, www.schwinnfitness.com, www.treadclimber.com and www.corebody.com.

This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning: the Company's prospects, resources or capabilities; current or future financial trends; future operating results; future plans for introduction of new products; expected profitability and the timing thereof and results anticipated to be achieved from the restructuring of the Company's operating platform, including expectations regarding future growth in revenues, leverage of operating expenses, and continued improvement in operating margins. Factors that could cause Nautilus, Inc.'s actual results to differ materially from these forward-looking statements include our ability to timely acquire inventory that meets our quality control standards from sole source foreign manufacturers at acceptable costs, availability and price of media time consistent with our cost and audience profile parameters, greater than anticipated costs associated with launch of new products, a decline in consumer spending due to unfavorable economic conditions, softness in the retail marketplace, an adverse change in the availability of credit for our customers who finance their purchases, our ability to pass along vendor raw material price increases and increased shipping costs, our ability to effectively develop, market and sell future products, our ability to protect our intellectual property, the introduction of competing products, and our ability to get foreign-sourced product through customs in a timely manner. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the "Risk Factors" set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events or circumstances.

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SOURCE: Nautilus, Inc.
Investor Relations Contact:
John Mills, ICR, LLC
Telephone: (310) 954-1105

RESULTS OF OPERATIONS INFORMATION

The following summary contains information from our consolidated statements of operations for the three and nine months ended September 30, 2012 and 2011:

Results of Operations Information	Three months ended September 30,		Nine months ended September 30,
(Unaudited and in thousands, except per share amounts)	2012	2011	2012	2011
Net sales	$38,052	$37,402	$128,897	$120,427
Cost of sales	19,511	21,605	69,283	68,000
Gross profit	18,541	15,797	59,614	52,427
Operating expenses:
Selling and marketing	12,434	11,517	41,057	38,601
General and administrative	4,371	4,134	12,672	13,103
Research and development	1,038	859	2,957	2,336
Total operating expenses	17,843	16,510	56,686	54,040
Operating income (loss)	698	(713)	2,928	(1,613)
Other expense, net	(107)	(176)	(105)	(317)
Income (loss) from continuing operations before income taxes	591	(889)	2,823	(1,930)
Income tax benefit	(625)	(1,170)	(554)	(1,136)
Income (loss) from continuing operations	1,216	281	3,377	(794)
Loss from discontinued operation, net of income taxes	(265)	(373)	(68)	(960)
Net income (loss)	$951	$(92)	$3,309	$(1,754)
Income (loss) per basic and diluted share:
Continuing operations	$0.04	$0.01	$0.11	$(0.03)
Discontinued operation	(0.01)	(0.01)	0.00	(0.03)
Net income (loss)	0.03	0.00	0.11	(0.06)
Weighted average shares outstanding:
Basic	30,892	30,747	30,892	30,746
Diluted	30,942	30,747	31,006	30,746

SEGMENT INFORMATION

The following table presents comparative net sales by segment for the three months ended September 30, 2012 and 2011:

Net Sales by Segment	Three months ended September 30,		Change
(Unaudited and in thousands)	2012	2011	$	%
Direct	$25,103	$22,645	$2,458	10.9%
Retail	11,388	13,710	(2,322)	(16.9)%
Royalty income	1,561	1,047	514	49.1%
Total net sales	$38,052	$37,402	$650	1.7%

The following table presents comparative operating results by segment for the three months ended September 30, 2012 and 2011:

Operating Income (Loss) by Segment	Three months ended September 30,
(Unaudited and in thousands)	2012	2011	Change
Direct	$1,947	$161	$1,786
Retail	827	1,319	(492)
Unallocated corporate	(2,076)	(2,193)	117
Total operating income (loss)	$698	$(713)	$1,411

The following table presents comparative net sales by segment for the nine months ended September 30, 2012 and 2011:

Net Sales by Segment	Nine months ended September 30,		Change
(Unaudited and in thousands)	2012	2011	$	%
Direct	$83,544	$75,354	$8,190	10.9%
Retail	42,057	42,090	(33)	(0.1)%
Royalty income	3,296	2,983	313	10.5%
Total net sales	$128,897	$120,427	$8,470	7.0%

The following table presents comparative operating results by segment for the nine months ended September 30, 2012 and 2011:

Operating Income (Loss) by Segment	Nine months ended September 30,
(Unaudited and in thousands)	2012	2011	Change
Direct	$5,968	$1,339	$4,629
Retail	4,182	4,420	(238)
Unallocated corporate	(7,222)	(7,372)	150
Total operating income (loss)	$2,928	$(1,613)	$4,541

BALANCE SHEET INFORMATION

The following summary contains information from our consolidated balance sheets as of September 30, 2012 (unaudited) and December 31, 2011:

Balance Sheet Information	As of
(In thousands)	September 30, 2012	December 31, 2011
Assets
Cash and cash equivalents	$15,209	$17,427
Trade receivables, net	11,735	23,780
Inventories	16,900	11,601
Prepaids and other current assets	5,313	5,279
Total current assets	49,157	58,087
Property, plant and equipment, net	5,811	4,405
Goodwill	2,979	2,873
Other intangible assets, net	15,178	16,716
Other assets	711	732
Total assets	$73,836	$82,813
Liabilities and Stockholders' Equity
Trade payables	$21,117	$28,563
Accrued liabilities	7,110	7,218
Warranty obligations, current portion	1,848	1,803
Deferred income tax liabilities	1,158	1,064
Total current liabilities	31,233	38,648
Long-term notes payable	—	5,598
Warranty obligations, non-current	214	214
Income taxes payable, non-current	2,891	3,658
Deferred income tax liabilities, non-current	1,660	1,434
Other long-term liabilities	2,057	1,308
Stockholders' equity	35,781	31,953
Total liabilities and stockholders' equity	$73,836	$82,813